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                                                                    Exhibit 23.4



                                 CONSENT OF IDC


We consent to the quotation in the Registration Statement on Form S-1 of Eprise Corporation of the following:

      a) our estimates of the growth of the market for Web development life-cycle management software between 1998 and 2003 as indicated in the prospectus summary; and

      b) our estimates of the expected growth in the number of business Web sites between 1999 and 2003, as presented in the section entitled "Industry Background."


IDC

By: /s/ Noreen Murphy
    -------------------------
Title: PR Specialist
       ----------------------


February 29, 2000